As filed with the Securities and Exchange Commission on  October 9, 2009
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

DHT MARITIME, INC.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

26 New Street St. Helier, Jersey JE23RA Channel Islands (Address of Principal Executive Offices)
2005 Incentive Compensation Plan (Full Title of the plan)
CT Corporation 111 Eighth Avenue New York, New York 10011 (212) 550-9100 (Name, address and telephone number, including area code, of agent for service)
Copies to: Erik R. Tavzel, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☑ Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $.01 per share	400,000	$3.85	$1,540,000	$85.93
(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall include any additional shares of common stock that become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of the outstanding shares of the common stock of DHT Maritime, Inc. (the “Company”).
(2) Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee.  The proposed maximum offering price per share is estimated to be $3.85, based on the average of the high and low sales prices per share of the Company’s common stock as reported on the New York Stock Exchange on October 8, 2009.
(3) Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities under the Company’s 2005 Incentive Compensation Plan (the “Plan”).  A Registration Statement on Form S-8 has been filed previously on October 19, 2005 (File No. 333-129136) covering 300,000 shares of the Company’s common stock reserved for issuance pursuant to awards granted under the Plan.

EXPLANATORY STATEMENT

This Registration Statement is filed pursuant to General Instruction E to Form S-8.  The contents of the Registration Statement on Form S-8 previously filed on October 19, 2005 (File No. 333-129136) are incorporated herein by reference and made a part hereof.

This Registration Statement on Form S-8 is filed by DHT Maritime, Inc. (the “Company”) to register an additional 400,000 shares of the Company’s common stock, par value $0.01 per share, which may be awarded under the Company’s 2005 Incentive Compensation Plan, as amended (the “Plan”).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by the Company are incorporated by reference herein and shall be deemed a part hereof: (1) the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008, filed with the Commission on March 12, 2009, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed; (2) the Company's Report on Form 6-K, filed with the Commission on May 19, 2009; (3) the Company's Report on Form 6-K, filed with the Commission on September 2, 2009; and (4) the description of the Company’s common stock contained in the Registration Statement on Form 8-A, filed with the Commission on October 7, 2005, including any amendment or report filed to update such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.  Exhibits.

Exhibit Number	Description
5.1 10.1

Opinion of Reeder & Simpson PC, regarding the legality of the securities being issued.

2005 Incentive Compensation Plan (incorporated herein by reference to the Company’s registration statement on Form F-1 (File No. 333-128460))

10.2	Amendment to the 2005 Incentive Compensation Plan
23.1	Consent of Ernst & Young LLP
23.2	Consent of Reeder & Simpson PC (included in Exhibit 5.1)

Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

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(A) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(B) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(C) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oslo, Country of Norway, on October 9, 2009.

DHT Maritime, Inc.

By:	/s/ EIRIK UBØE
Name: Eirik Ubøe
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature /s/ Ole Jacob Diesen	Title Chief Executive Officer (Principal Executive Officer)	Date October 9, 2009
Ole Jacob Diesen /s/ Eirik Ubøe	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 9, 2009
Eirik Ubøe /s/ Erik Lind	Chairman and Director	October 9, 2009
Erik Lind /s/ Randee Day	Director	October 9, 2009
Randee Day /s/ Rolf Wikborg	Director	October 9, 2009
Rolf Wikborg /s/ Mark Eppley	Authorized Representative in the United States	October 9, 2009
Mark Eppley CT Corporation

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EXHIBIT INDEX

Exhibit Number	Description
5.1 10.1

Opinion of Reeder & Simpson PC, regarding the legality of the securities being issued.

2005 Incentive Compensation Plan (incorporated herein by reference to the Company’s registration statement on Form F-1 (File No. 333-128460))

10.2	Amendment to the 2005 Incentive Compensation Plan
23.1	Consent of Ernst & Young LLP
23.2	Consent of Reeder & Simpson PC (included in Exhibit 5.1)